CERTIFICATE NUMBER

CC-000001

CROWDCASTING INC.

Incorporated under the Laws of the State of California

NUMBER OF SHARES

[ ]

COMMON STOCK CERTIFICATE

THIS CERTIFIES THAT [________________________________] IS THE REGISTERED HOLDER OF

FULLY PAID AND NON-ASSESSABLE SHARES OF THE COMMON STOCK OF CROWDCASTING INC., transferable only on the books of the Corporation by the holder hereof in person or by duly authorized attorney, attorney, upon surrender of this Certificate properly endorsed.

This certificate and the shares represented hereby are issued and shall be held subject to all the provisions of the Articles of Incorporation and the Bylaws of the Corporation.

Digital Verification

TRANSFER AGENT:
Black Unicorn Equity Services Inc.
SEC File No. 084-06993

CROWDCASTING INC.
CORPORATE
Seal
CALIFORNIA
2024

Black Unicorn
AUTHORIZED SIGNATURE (CEO)

DATE

Sigha Agent
AUTHORIZED SIGNATURE (Transfer Agent)

DATE